UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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NetRatings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2006

To Our Stockholders:

We will hold the annual meeting of the stockholders of NetRatings, Inc., a Delaware corporation (the “Company”), at the offices of the Company, located at 120 West 45th Street, 35th Floor, New York, New York 10036, on Monday, June 5, 2006 at 9:00 a.m., local time, for the following purposes:

1.                To elect nine (9) Directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.                To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.                To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business, including the nominees for Directors, are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 17, 2006 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. For ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company’s offices located at 120 West 45th Street, 35th Floor, New York, New York 10036.

All stockholders are cordially invited to attend the annual meeting in person. However, whether or not you plan to attend the meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement. Stockholders whose shares are registered in the name of a broker or bank should obtain certification of ownership to bring to the meeting.

Sincerely,

William R. Pulver
Chief Executive Officer and President

New York, New York
April 28, 2006

YOUR VOTE IS IMPORTANT

To ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. If you attend the meeting, you may vote in person even if you returned a proxy card.

120 West 45th Street, 35th Floor
New York, New York 10036

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NetRatings, Inc., a Delaware corporation (“we,” the “Company,” or “NetRatings”), for use in voting at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of the Company located at 120 West 45th Street, 35th Floor, New York, New York 10036, on Monday, June 5, 2006 at 9:00 a.m., local time, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement, the enclosed proxy card and the Company’s Annual Report to Stockholders are being mailed on or about April 28, 2006 to stockholders entitled to vote at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Record Date; Voting Securities

The close of business on April 17, 2006 has been fixed as the record date (“Record Date”) for determining the holders of shares of common stock, par value $0.001 per share (“Common Stock”), of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 35,115,053 shares of Common Stock outstanding held of record by approximately 196 stockholders.

Voting and Solicitation

Each holder of record of Common Stock on the Record Date will be entitled to one vote per share on all matters to be voted upon by the stockholders.

All votes will be tabulated by the inspector of elections appointed for the meeting. The inspector of elections will also determine whether or not a quorum is present. Delaware law and the Company’s Bylaws provide that a quorum consists of the presence, in person or by proxy, of a majority of shares which are entitled to vote at the meeting. The inspector of elections will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Proxies in the accompanying form that are properly executed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. Any properly executed proxy on which there are no instructions indicated about a specified proposal will be voted as follows: (i) FOR the election of the nine persons named in this Proxy Statement as the Board of Directors’ nominees for election to the Board of Directors; and (ii) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the proxy will vote the shares they represent in accordance with their best judgment.

If you are a beneficial owner and hold your shares in street name through a broker and do not return the voting instruction card, the broker or other nominees have the discretion to vote on Proposal 1 (the election of the nine persons named in this Proxy Statement as the Board of Directors’ nominees for the election of the Board of Directors) and Proposal 2 (the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006).

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the chairman of the meeting may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting.

The solicitation of proxies will be conducted by mail. The Company will bear all costs related to the solicitation of proxies. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. The Company may conduct further solicitation personally or by telephone or facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in the Company’s proxy materials for an annual meeting of stockholders so long as they are provided to the Company on a timely basis and satisfy the other conditions set forth in applicable rules of the Securities and Exchange Commission (“SEC”). For a stockholder proposal to be included the Company’s proxy materials for the 2007 annual meeting of stockholders, the proposal must be received at our offices located at 120 West 45th Street, 35th Floor, New York, New York 10036, addressed to the Secretary, not later than December 29, 2006. Stockholder business that is not intended for inclusion in the Company’s proxy materials may be brought before an annual meeting so long as the Company receives notice of the proposal as specified in the Company’s Bylaws, addressed to the Secretary at its principal executive offices, not later than the above date.

Should a stockholder proposal be brought before the 2007 annual meeting of stockholders, the proxy holders will be authorized by the Company’s proxy form to vote for or against the proposal, in their discretion, if the Company provides information in its proxy statement (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of the Company’s Common Stock as of April 1, 2006 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table (the “Named Executive Officers”) and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address for each of the Company’s officers and directors is c/o NetRatings, Inc., 120 West 45th Street, 35thFloor, New York, New York, 10036.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock Outstanding(2)
5% Stockholders:
VNU N.V.(3)	21,578,296	61.5%
TCS Capital(4)	3,361,484	9.6%
Executive Officers and Directors:
David H. Harkness(5)(8)	21,589,296	61.5%
Susan D. Whiting(6)(8)	21,579,296	61.5%
Thomas A. Mastrelli(3)(8)	21,578,296	61.5%
James M. O’Hara(3)(8)	21,578,296	61.5%
John A. Dimling(7)(8)	18,893,727	53.7%
William R. Pulver(9)	659,816	1.8%
Todd Sloan(10)	273,410	*
Manish Bhatia(11)	181,198	*
D. Scott Mercer(12)	65,000	*
Arthur F. Kingsbury(13)	49,000	*
David Day(14)	38,190	*
Jerrell W. Shelton(15)	16,333	*
George Durney(16)	—	—
All directors and executive officers as a group (15 persons)(17)	23,019,662	63.4%

*                    Less than 1%

(1)          Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of April 1, 2006 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Holders of restricted shares have voting power with respect to such shares from the date of grant. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite each such stockholder’s name.

(2)          Based on 35,098,748 shares of Common Stock outstanding on April 1, 2006.

(3)          Consists of (i) 18,832,727 shares held of record by Nielsen Media Research and (ii) 2,745,569 shares held of record by ACNielsen. Nielsen Media Research and ACNielsen are indirectly wholly owned subsidiaries of VNU N.V. VNU N.V.’s address is Ceylonpoort 5-25, 2037 AA Haarlem, The Netherlands.

(4)          Based on a Schedule 13G filed with the SEC on January 17, 2006, TCS Capital Investments, LP (“TCS Capital Investments”) may be deemed to be the beneficial owner of 2,075,971 shares of Common Stock. Each of TCS Capital GP, LLC (“TCS Capital GP”) and Mr. Eric Semler may be deemed to be the beneficial owner of 3,361,484 shares of Common Stock, which consists of (A) 2,075,971 shares of Common Stock held for the account of TCS Capital Investments, (B) 179,435 shares of Common Stock held for the account of TCS Capital LP (“TCS Capital”) and (C) 1,106,078 shares of Common Stock held for the account of TCS Capital II, LP (“TCS Capital II”). TCS Capital GP is the general partner of each of TCS Capital Investments, TCS Capital and TCS Capital II. In his capacity as the managing member of TCS Capital GP, Mr. Eric Semler may be deemed to have investment discretion over, and may be deemed to be the beneficial owner of, securities held for the accounts of TCS Capital Investments, TCS Capital and TCS Capital II. The address of the principal business office of each of TCS Capital Investments, TCS Capital GP, TCS Capital, TCS Capital II and Mr. Eric Semler is 888 Seventh Avenue, Suite 1504, New York, NY 10019.

(5)          Consists of (i) 6,000 shares owned directly, (ii) 5,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006, (iii) 18,832,727 shares held of record by Nielsen Media Research and (iv) 2,745,569 shares held of record by ACNielsen.

(6)          Consists of (i) 1,000 shares owned directly, (ii) 18,832,727 shares held of record by Nielsen Media Research and (iii) 2,745,569 shares held of record by ACNielsen.

(7)          Consists of (i) 3,500 shares owned directly, (ii) 57,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006 and (iii) 18,832,727 shares held of record by Nielsen Media Research.

(8)          Mr. Dimling is Chairman Emeritus of Nielsen Media Research; Mr. Harkness is Senior Vice President, Strategy and Alliances, VNU Media Measurement and Information; Mr. Mastrelli is Executive Vice President, Corporate Development, VNU; Mr. O’Hara is Senior Vice President and Chief Financial Officer, VNU Media Measurement and Information; and Ms. Whiting is Executive Vice President of VNU Media Measurement and Information and President and Chief Executive Officer of Nielsen Media Research. Each of Nielsen Media Research and ACNielsen are indirectly wholly owned subsidiaries of VNU N.V. Accordingly, these individuals may be deemed to share voting or investment control with respect to shares owned by Nielsen Media Research or ACNielsen. Each of these individuals disclaims beneficial ownership of any shares held by Nielsen Media Research or ACNielsen. The address for each of these individuals is c/o VNU, 770 Broadway, New York, NY 10003.

(9)          Consists of (i) 43,167 shares owned directly, of which 26,667 are restricted shares, and (ii) 616,649 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006. The restricted shares will fully vest in the first quarter of 2008, with the possibility of such shares vesting in the first quarter of 2007 based on the Company’s financial performance in 2006.

(10)   Consists of (i) 26,535 shares owned directly, of which 20,000 are restricted shares, and (ii) 246,875 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006. The restricted shares will fully vest in the first quarter of 2008, with the possibility of such shares vesting in the first quarter of 2007 based on the Company’s financial performance in 2006.

(11)   Consists of (i) 29,531 shares owned directly, of which 23,334 are restricted shares, and (ii) 151,667 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006. With respect to the restricted shares, 13,334 restricted shares will fully vest in the first quarter of 2008, with the possibility of such shares vesting in the first quarter of 2007 based on the Company’s financial performance in 2006. The remaining 10,000 restricted shares will vest in three equal annual installments beginning on December 31, 2006.

(12)   Consists of (i) 15,000 shares owned directly, of which 7,500 are restricted shares, and (ii) 50,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006. With respect to the restricted shares, 2,500 restricted shares will vest on December 31, 2006 and the remaining 5,000 restricted shares will vest in two equal annual installments beginning on January 1, 2007.

(13)   Consists of (i) 9,000 shares owned directly, of which 7,000 are restricted shares, and (ii) 40,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006. With respect to the restricted shares, 2,000 restricted shares will vest on December 31, 2006 and the remaining 5,000 restricted shares will vest in two equal annual installments beginning on January 1, 2007.

(14)   Consists of (i) 6,666 shares owned directly and (ii) 31,524 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006. Mr. Day resigned from all positions he held at the Company on February 14, 2006.

(15)   Consists of (i) 8,000 restricted shares owned directly, of which 6,000 are restricted shares, and (ii) 8,333 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006. With respect to the restricted shares, 2,000 restricted shares will vest on December 31, 2006 and the remaining 4,000 restricted shares will vest in two equal annual installments beginning on January 1, 2007.

(16)   Mr. Durney’s employment with the Company terminated on January 1, 2006.

(17)   Includes 18,832,727 shares held of record by Nielsen Media Research and 2,745,569 shares held of record by ACNielsen. Also includes 1,214,633 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, all Reporting Persons complied with all applicable filing requirements during the fiscal year ended December 31, 2005.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

A Board of nine directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees named below, all of whom are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable to or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until that person’s successor has been duly elected and qualified.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the nine nominees receiving the highest number of affirmative votes of the votes cast shall be elected as directors. Accordingly, shares not voted (whether by abstention, broker non-votes or otherwise) will have no effect on the outcome of this vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW.

Nominees for Director

The names of the nominees, their ages as of April 1, 2006 and certain other information about them are set forth below:

Name	Principal Occupation	Director Since
William R. Pulver	President and Chief Executive Officer, NetRatings, Inc.	2002
John A. Dimling(1)	Chairman of the Board, NetRatings, Inc.; Chairman Emeritus, Nielsen Media Research	1999
David H. Harkness	Senior Vice President, Strategy and Alliances, VNU Media Measurement and Information	1999
Arthur F. Kingsbury(1)(2)	Private Investor	2001
Thomas A. Mastrelli	Executive Vice President, Corporate Development, VNU	1999
D. Scott Mercer(1)(2)	Private Investor	2001
James M. O’Hara	Senior Vice President and Chief Financial Officer, VNU Media Measurement and Information	2004
Jerrell W. Shelton(2)	Chairman and Chief Executive Officer, Wellness, Inc.; Private Investor	2004
Susan D. Whiting	Executive Vice President of VNU Media Measurement and Information; President and Chief Executive Officer of Nielsen Media Research	2005

(1)          Member of Compensation Committee.

(2)          Member of Audit Committee.

There are no family relationships among any of the directors of the Company. As noted below, a majority of our directors hold positions with companies that are subsidiaries and/or affiliates of VNU N.V., which owned approximately 62% of our outstanding Common Stock as of April 1, 2006.

Mr. Pulver, 46, joined the Company in November 2001 as its President and Chief Operating Officer and was appointed to the Company’s Board of Directors and assumed the role of President and Chief Executive Officer in February 2002. From December 1999 to November 2001, Mr. Pulver was President of ACNielsen eRatings.com. Prior to December 1999, he worked continuously with ACNielsen for 22 years, most recently as group chief executive of ACNielsen Japan. In March 1999, the role was expanded to include ACNielsen Korea. He holds a Bachelor of Commerce degree, with a major in marketing, from the University of NSW, Australia.

Mr. Dimling, 67, has served on the Company’s Board of Directors since December 1999 and has served as its Chairman of the Board since April 2002. Since January 2006, Mr. Dimling has served as Chairman Emeritus of Nielsen Media Research. He had previously served as Chairman of Nielsen Media Research since 2001. From July 1998 through 2001, Mr. Dimling served as the President and Chief Executive Officer of Nielsen Media Research. He previously served as President and Chief Operating Officer of Nielsen Media Research from July 1993 to June 1998. Mr. Dimling holds an A.B. in Mathematics from Dartmouth College, an M.S. in Industrial Administration from Carnegie Mellon University and a J.D. from George Washington University.

Mr. Harkness, 61, has served as a member of the Company’s Board of Directors since September 1999. Mr. Harkness has been employed by Nielsen Media Research and VNU since 1975, and currently serves as Senior Vice President, Strategy and Alliances, VNU Media Measurement and Information. Mr. Harkness holds a B.A. in Chemistry from Bates College and an M.B.A. in Marketing and Finance from the University of Connecticut.

Mr. Kingsbury, 57, has served on the Company’s Board of Directors since March 2001. He is currently a private investor. From 1994 through 1996, Mr. Kingsbury served as the President and Chief Operating Officer of VNU USA, Inc. Prior to that, he served as the President and Chief Operating Officer of BPI Communications, Inc. from 1991 through 1994. From 1990 through 1993, he was a director of Affiliated Publications, Inc., and from 1987 through 1989 he was a director of McCaw Cellular, Inc. Mr. Kingsbury holds a B.S. in Business Administration from Babson College.

Mr. Mastrelli, 58, has served on the Company’s Board of Directors since December 1999. He is currently Executive Vice President, Corporate Development for VNU. Previously, Mr. Mastrelli held various executive level positions at VNU, including Chief Operating Officer of VNU, Inc., a subsidiary of VNU N.V. Mr. Mastrelli joined VNU in 1998. From 1981 to April 1998, he was a partner at the public accounting and consulting firm of Leslie Sufrin and Company, and prior to that was a principal in Arthur Young and Company. He holds a B.B.A. from Pace University and an M.B.A. from Fordham University.

Mr. Mercer, 55, has served as a member of the Company’s Board of Directors since January 2001. He is currently a private investor. From May 2005 through December 2005, Mr. Mercer served as Interim Chief Executive Officer of Adaptec, Inc, a provider of data storage solutions. From February 2004 through December 2004, Mr. Mercer served as Senior Vice President and Advisor to the Chief Executive Officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries. From October 2001 through January 2004, Mr. Mercer served as Senior Vice President, Chief Financial Officer of Western Digital Corporation. From June 2000 through September 2001, Mr. Mercer served as Vice President, Chief Financial Officer of Teralogic, Inc., a privately held supplier of semiconductors and software to the digital television industry. From June 1996 through May 2000, Mr. Mercer was employed by Dell Inc. in senior operating and financial positions including assignments in product development and Dell’s European operations. Prior to joining Dell, Mr. Mercer served as Executive Vice President, Chief Financial and Administrative Officer of Western Digital Corporation, Senior Vice President, Chief Financial Officer of Businessland, Inc. and Vice President, Chief Financial Officer of LSI Logic Corporation. Mr. Mercer holds a B.S. degree from California State Polytechnic University, Pomona. He also serves on the Board of Directors of Adaptec, Inc., Conexant Systems, Inc. and Palm, Inc.

Mr. O’Hara, 44, has served on the Company’s Board of Directors since March 2004. He is currently Senior Vice President and Chief Financial Officer of VNU Media Measurement and Information. Previously, Mr. O’Hara served as Senior Vice President and Chief Financial Officer for Nielsen Media

Research. Mr. O’Hara joined VNU in 1998 as Chief Financial Officer for VNU Marketing Information. Before joining VNU, Mr. O’Hara was a partner at the public accounting and consulting firm of Leslie Sufrin and Company, focusing on the media and publishing industry. Mr. O’Hara holds a B.S., cum laude, from Long Island University/C.W. Post’s School of Professional Accountancy. He became a Certified Public Accountant in 1986 and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Mr. Shelton, 60, has served on the Company’s Board of Directors since March 2004. He is currently Chairman and Chief Executive Officer of Wellness, Inc., a provider of hospital products for integrated solutions for healthcare environments of all patient areas. Mr. Shelton is also a private investor. From November 2000 to August 2002, Mr. Shelton served as Chief Executive Officer of IBM’s WebFountain. From November 1999 to October 2000, he consulted for several start-up companies, including Heart Center Online, Inc., PetQuarters, Inc., Optical Processing and Technology Systems, Inc., Telleo, Inc. and CRE Technologies, Inc. Prior to that, Mr. Shelton worked with investment companies specializing in leveraged buyouts, and served as Chairman, President and Chief Executive Officer of NDC Holdings II, Inc. from October 1998 to October 1999 and President and Chief Executive Officer of Continental Graphics Holdings, Inc. from October 1996 to July 1998. From October 1991 to July 1996, Mr. Shelton served as President and Chief Executive Officer of Thomson Business Information Group. Mr. Shelton holds a B.S. degree in Business Administration from the University of Tennessee and an M.B.A. from Harvard University.

Ms. Whiting, 49, has served on the Company’s Board of Directors since November 2005. She is currently Executive Vice President of VNU N.V.’s Media Measurement and Information Group and President and Chief Executive Officer of Nielsen Media Research. Previously, Ms. Whiting held various executive level positions with Nielsen Media Research, including President and Chief Operating Officer and General Manager of the National Business Unit. She began employment with Nielsen Media Research in 1978. Ms. Whiting graduated from Denison University cum laude with a BA in Economics. She also serves on the Board of Directors of Wilmington Trust Corporation.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2006 and recommends that the stockholders confirm such selection. This firm has audited the Company’s financial statements since the Company’s inception. A proposal to ratify this appointment is being presented to the stockholders at the Annual Meeting.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting at which the presence of a quorum representing a majority of all of the Company’s outstanding Common Stock is present in person or by proxy, will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of this vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

Fees for Services Rendered by Ernst & Young LLP

For the fiscal years ended December 31, 2005 and December 31, 2004, fees for professional services provided by Ernst & Young LLP are set forth below:

	Year Ended December 31,
	2005	2004
Audit Fees(1)	$928,500	$1,129,250
Audit Related Fees	$—	$—
Tax Fees	$297,800	$—
All Other Fees	$—	$—

(1)          Includes fees associated with the annual audit of the Company’s consolidated financial statements, the audit of internal control over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q and fees related to regulatory filings.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee shall approve in advance all audit services and all permissible non-audit services provided by the independent registered public accounting firm, consistent with applicable law and exchange requirements. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated by the Audit Committee. The Audit Committee has decided to delegate pre-approval authority to the Chairman of the Audit Committee for any engagements that are less than $25,000. The Chairman of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Any engagements that exceed $25,000 must be approved by the Audit Committee in advance.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The business affairs of the Company are managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis during the fiscal year of the Company to review significant developments affecting the Company and to act on matters requiring approval of the Board of Directors. The Board of Directors also holds special meetings as required from time to time when important matters arise between scheduled meetings that require action by the Board of Directors. The Board of Directors of the Company held a total of seven meetings during the fiscal year ended December 31, 2005. Excluding Thomas Mastrelli and Susan Whiting, each director attended 75% or more of the aggregate number of meetings of the Board of Directors and the meetings of all committees of the Board of Directors on which he/she served during the period of 2005 for which they were a director.

The Board of Directors has an Audit Committee and a Compensation Committee. Each of these committees operates under the terms of a charter which has been approved by the Board of Directors. The functions and membership of each committee of the Board of Directors are set forth below. Because VNU N.V. and its affiliates own more than 50% of the voting power in the Company, the Company is deemed to be a “controlled company” under the rules of the Nasdaq National Market (“Nasdaq”). As a result, we are exempt from the Nasdaq rules that require listed companies to have (i) a majority of independent directors on the Board of Directors, (ii) a compensation committee and nominating committee composed solely of independent directors, (iii) the compensation of executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors and (iv) a majority of the independent directors or a nominating committee composed solely of independent directors elect or recommend director nominees for selection by the Board of Directors.

Audit Committee

The Audit Committee currently consists of Messrs. Kingsbury, Mercer and Shelton, each of whom has been determined to be independent as defined under both the Nasdaq’s and SEC’s director independence standards for audit committee members. Messrs. Kingsbury, Mercer and Shelton served as members of the Audit Committee during all of 2005. Mr. Mercer serves as Chairman of the Audit Committee and the Board of Directors has determined that Mr. Mercer qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee held twelve meetings during the fiscal year ended December 31, 2005.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities by, among other things, reviewing and monitoring (i) the integrity of the financial statements of the Company, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the independent registered public accounting firm and (iv) the compliance by the Company with legal and regulatory requirements. A full description of the Audit Committee’s primary responsibilities is contained in the Audit Committee’s written charter, a copy of which is attached as Exhibit A to the Company’s proxy statement furnished in connection with the Company’s 2004 annual meeting of stockholders, which is available on the Company’s website at www.netratings.com under “About Us”_”Investor Relations”_”SEC Filings.”

Compensation Committee

The Compensation Committee currently consists of Messrs. Dimling, Kingsbury and Mercer, and Mr. Dimling serves as Chairman of the Compensation Committee. Mr. Mercer served as a member of the Compensation Committee during all of 2005. Upon the departure of Michael Connors from the Board of Directors and Compensation Committee in November 2005, the Compensation Committee was expanded from two members to three members, and Messrs. Dimling and Kingsbury joined the Compensation

Committee. The Compensation Committee held two meetings during the fiscal year ended December 31, 2005, and acted by unanimous written consent on five occasions during the year.

The Compensation Committee is responsible for compensation decisions and recommendations relating to the executive officers of the Company and to produce an annual report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of stockholders. The Compensation Committee also (i) reviews and makes recommendations to management with respect to the Company’s overall compensation programs and policies and (ii) exercises all authority of the Board of Directors under all of the Company’s equity-based compensation plans.

Director Compensation

The Company provides cash compensation and equity-based incentive compensation awards to its “non-employee directors,” defined as directors who are not employees of the Company or any other affiliate of VNU N.V. (“Non-employee Directors”). Messrs. Mercer, Kingsbury and Shelton are currently the only Non-employee Directors on the Board of Directors. The Company also reimburses all directors for their reasonable expenses incurred in attending meetings of the Board of Directors.

Under the current guidelines established by the Board of Directors, each Non-employee Director (other than the Chairman of the Audit Committee) is eligible to receive an annual fee of $30,000 for serving on the Board of Directors and the Chairman of the Audit Committee is eligible to receive an annual fee of $35,000, each of which is payable in four equal installments. Each Non-Employee Director is also eligible to receive a yearly grant of 3,000 shares of restricted stock and an additional grant of 1,000 shares of restricted stock for each committee on which the director served. These restricted stock grants vest in two equal installments beginning on the first day of the calendar year following the date they were granted and on the one year anniversary thereafter. The Board retains discretion to change such policies and to make grants outside of such policies as it deems appropriate.

The Company has entered into retention agreements with Messrs. Kingsbury, Mercer and Shelton which provide that if any such individual is involuntarily removed from his position as a member of the Company’s Board of Directors, other than for cause, then all options to purchase the Company’s securities held by such director will immediately vest and remain exercisable for a 90-day period following such termination. In addition, the Company’s Amended and Restated 1998 Stock Plan provides that in the event of a change in control of the Company resulting from a merger or sale of substantially all of its assets, if the acquiring corporation does not assume or substitute for an outstanding option or restricted share, each option and restricted share, including each option and restricted share issued to a director, will become fully vested prior to the date of the change in control.

Policy Governing Stockholder Communications with the Board of Directors

The Board of Directors has adopted a policy governing stockholder communications with the Board of Directors.

In accordance with the policy, stockholders of the Company seeking to communicate with the Board of Directors should submit any communications in writing to the Company’s General Counsel, NetRatings, Inc., 120 West 45th Street, 35th Floor, New York, New York 10036. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. Under the policy, the Company’s General Counsel will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or inappropriate, in which case the Company’s General Counsel has the authority to discard the communication or take appropriate legal action regarding the communication.

If a stockholder communication is addressed exclusively to a non-management director of the Company or the Company’s non-management directors as a group, the Company’s General Counsel will first consult with and receive the approval of the Chair of the Audit Committee before disclosing or otherwise discussing the communication with directors who are members of management.

Director Attendance at Annual Meetings of Stockholders

Although the Company has no formal policy requiring director attendance at the Company’s annual meeting of stockholders, the Chief Executive Officer, who is also currently a member of the Board of Directors, and the Chairman of the Board are both encouraged to attend the annual meeting of stockholders. The other members of the Board of Directors are welcome to attend the annual meeting of stockholders. Last year, two directors attended the Company’s 2005 annual meeting of stockholders.

Policy Governing Director Nominations

As stated above, because VNU N.V. and its affiliates own more than 50% of the voting power in the Company, the Company is deemed to be a “controlled company” under the Nasdaq rules. Because the Company is a “controlled company”, the Board of Directors has elected not to establish a separate nominating committee or formal rules governing director nominations from stockholders. In the event of any vacancy on the Board of Directors, or in the event that the Board of Directors is to be expanded, the Board of Directors will determine at such time the appropriate procedures for filling the vacancy or additional position. The Board of Directors may decide at such time to authorize a committee of the Board of Directors to conduct the search for a director and to recommend nominations to the full Board of Directors.

The Board of Directors has not set specific, minimum qualifications that must be met by a director candidate. In evaluating candidates for the Board of Directors, a number of attributes are considered, including, but not limited to, the following:

•       personal and professional character, integrity, ethics and values;

•       general business experience and skills;

•       experience or expertise in the relevant industry or technologies; and

•       aptitude in accounting and finance.

The Board of Directors also may consider (i) whether a candidate would be deemed to be “independent” under the applicable laws, rules or regulations, (ii) whether the candidate’s existing business commitments would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director and (iii) the input of VNU, the Company’s majority stockholder.

Code of Ethics

The Board of Directors has adopted a (i) Code of Ethics for the Company’s Senior Financial Officers and (ii) a Code of Conduct applicable to all the Company’s employees and directors. These codes, which are both designed to ensure that the Company’s business is conducted in a consistently legal and ethical manner, address specific areas of professional conduct, including conflicts of interest, fair dealing and the strict adherence to all laws and regulations applicable to the conduct of the Company’s business. Upon the written request of any stockholder, the Company will furnish, without charge, a copy of the Code of Ethics for the Company’s Senior Financial Officers and/or the Code of Conduct. Requests should be directed to the Company’s General Counsel, NetRatings, Inc., 120 West 45th Street, 35th Floor, New York, New York 10036.

EXECUTIVE OFFICERS OF REGISTRANT

The executive and other principal officers of the Company as of April 17, 2006, are as follows:

Name	Position
William R. Pulver	President, Chief Executive Officer and Director
Todd Sloan	Executive Vice President of Corporate Development, Chief Financial Officer and Secretary
Manish Bhatia	Executive Vice President, Global Operations and U.S. Sales
Forrest Didier	Managing Director, Asia-Pacific/Latin America
John Kleine	Chief Technical Officer and Senior Vice President, Engineering and Operations
Susan Hickey*	Senior Vice President
Alan Shapiro	Senior Vice President and General Counsel
Charles Buchwalter*	Vice President, Industry Solutions

*                    Non-reporting person under Section 16(a) of the Exchange Act.

There are no family relationships among any of the executive officers of the Company. As noted below, some of our officers formerly held positions with companies that are subsidiaries and/or affiliates of VNU N.V., which owned approximately 62% of our outstanding Common Stock as of April 1, 2006.

Mr. Pulver, 46, joined the Company in November 2001 as its President and Chief Operating Officer and was appointed to the Company’s Board of Directors and assumed the role of President and Chief Executive Officer in February 2002. From December 1999 to November 2001, Mr. Pulver was President of ACNielsen eRatings.com. Prior to December 1999, he worked continuously with ACNielsen for 22 years, most recently as group chief executive of ACNielsen Japan. In March 1999, the role was expanded to include ACNielsen Korea. He holds a Bachelor of Commerce degree, with a major in marketing, from the University of NSW, Australia.

Mr. Sloan, 43, joined the Company in February 2002 as its Senior Vice President of Corporate Development, and became Executive Vice President and Chief Financial Officer in April 2002. Previously, Mr. Sloan was Chief Financial Officer of About.com, Inc., which he joined in January 1999. Prior to About.com, Mr. Sloan served as Executive Vice President and Chief Operating Officer of Sony Worldwide Networks, and prior to that, Mr. Sloan was a Senior Manager at Ernst & Young LLP. Mr. Sloan holds a B.B.A. in Accounting and Finance from the University of Wisconsin and is a certified public accountant.

Mr. Bhatia, 40, has served as the Company’s Executive Vice President, Global Operations and U.S. Sales since January 1, 2006 and as the Company’s Senior Vice President, Product Marketing and Business Development from January 2002 until December 2005. From October 2000 until January 2002, Mr. Bhatia was Senior Vice President, Interactive Services for Nielsen Media Research. From 1989 to October 2002, Mr. Bhatia worked at Nielsen Media Research in various research positions. Mr. Bhatia holds an M.B.A. in Computer Information Systems from Baruch College, CUNY and a Masters in Economics from Chandigarh, India.

Mr. Didier, 50, has served as the Company’s Managing Director, Asia-Pacific/Latin America since May 2005. From August 2001 until joining the Company, Mr. Didier was the Managing Director of Asia Pacific for Nielsen Media Research International. From 1982 through August 2001, Mr. Didier held various senior-level positions within ACNielsen in the United States and Asia Pacific. Mr. Didier holds a B.A. in Mathematics from Northwestern University and an M.B.A. in Managerial Finance from Indiana University.

Mr. Kleine, 52, has served as the Company’s Chief Technical Officer and Senior Vice President, Engineering and Operations since September 2005. From September 2004 until joining the Company,

Mr. Kleine served as a consultant in the Internet industry. From November 1999 until August 2004, Mr. Kleine served as Executive Vice President and Chief Technology Officer of Interactive Search Holdings, Inc., which is currently a division of Ask Jeeves, Inc.

Ms. Hickey, 40, joined the Company in August 2002 as Vice President and has served as Senior Vice President of the Company since March 2005. Ms. Hickey is currently responsible for the Company’s marketing, investor relations and human resources functions. From 1997 to 2002, Ms. Hickey was with Media Metrix, which became Jupiter Media Metrix, where her last assignment was Vice President of Investor Relations and Corporate Communications. From 1988 to 1997, Ms. Hickey held numerous sales and corporate marketing positions with AT&T. Ms. Hickey is a graduate of Virginia Tech.

Mr. Shapiro, 37, joined the Company in September 2002 as its Vice President and General Counsel, and has served as the Company’s Senior Vice President & General Counsel since March 2005. From April 2000 until July 2002, Mr. Shapiro served as Vice President and General Counsel of Jupiter Communications, Inc. and, following the September 2000 merger with Media Metrix, Inc., as Senior Vice President and General Counsel of Jupiter Media Metrix, Inc. From August 1998 to April 2000, he served as a corporate associate at Brobeck, Phleger & Harrison LLP. From March 1997 to August 1998, Mr. Shapiro served as a corporate associate at Dechert LLP. Mr. Shapiro holds a B.A. from Columbia University and a J.D. from UCLA.

Mr. Buchwalter, 54, has served as the Company’s Vice President, Industry Solutions since January 2006 and as the Company’s Vice President, Analytics from April 2002 until December 2005. From 1997 to April 2002, Mr. Buchwalter served as Vice President, Media Research with Jupiter Media Metrix. Prior to joining Jupiter Media Metrix, Mr. Buchwalter held various senior level positions at CMP Media, ParaTechnology and Data Resources, Inc. Mr. Buchwalter holds a M.S. in Natural Resource Economics from the University of California, Berkeley, and a B.S. in Economics from University of Washington.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 by the Company’s Chief Executive Officer and the four other highest-paid executive officers whose salary and bonus for the fiscal year ended December 31, 2005 exceeded $100,000 (the “Named Executive Officers”):

				Long-Term Compensation
				Restricted	Securities
				Stock	Underlying	All Other
	Fiscal	Annual Compensation		Award(s)	Options	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)(2)	(#)	($)
William R. Pulver	2005	358,333	280,000	600,400	—	—
President and Chief	2004	350,000	270,000	—	100,000	—
Executive Officer	2003	350,000	275,000	—	250,000	$50,000	(3)
Todd Sloan	2005	256,250	128,750	450,300	—	—
Executive Vice President of	2004	250,000	118,750	—	75,000	—
Corporate Development and	2003	250,000	123,750	—	75,000	—
Chief Financial Officer
George Durney(4)	2005	180,985	47,277	300,200	—	77,167	(5)
Senior Vice President, Sales	2004	170,000	48,450	—	50,000	69,388	(5)
	2003	170,000	51,000	—	50,000	101,689	(5)
Manish Bhatia	2005	189,625	86,605	300,200	—	—
Executive Vice President,	2004	185,000	79,088	—	50,000	—
Global Operations and U.S.	2003	182,500	81,400	—	50,000	—
Sales
David Day(6)	2005	194,092	—	300,200	—	114,481	(7)
Managing Director,	2004	183,620	53,967	—	50,000	37,465	(7)
Europe/Middle East/Africa	2003	154,929	77,465	—	10,000	37,465	(7)

(1)          Represents restricted stock awards granted to executives under the Company’s Amended and Restated 1998 Stock Plan. The shares subject to the stock awards were granted on April 1, 2005 and fully vest in the first quarter of 2008, with the possibility of all remaining shares vesting in the first quarter of 2007 based on the Company’s financial performance in 2006. In March 2006, one-third of the restricted shares vested based on the Company’s financial performance in 2005. The executives are entitled to receive the same dividends on restricted shares as holders of regular common stock should any dividends be declared.

(2)          The amounts listed in the table represent the value of the restricted stock award on the date of grant. At December 30, 2005, the last trading day of the fiscal year, the number of shares outstanding and the value of the aggregate restricted stock holdings at the closing price of $12.33, were as follows: Mr. Pulver, 40,000 shares for a total aggregate value of $493,200; Mr. Sloan, 30,000 shares for a total aggregate value of $369,900; Mr. Durney, 20,000 shares for a total aggregate value of $246,600; Mr. Bhatia, 20,000 shares for a total aggregate value of $246,600; and Mr. Day, 20,000 shares for a total aggregate value of $246,600.

(3)          Consists of a bonus paid to Mr. Pulver in March 2004 which was specifically related to Mr. Pulver’s efforts to successfully integrate into the Company the various business acquired by the Company in 2002 and 2003.

(4)          Mr. Durney’s employment with the Company terminated on January 1, 2006.

(5)          Consists of sales commissions paid to Mr. Durney.

(6)          Mr. Day resigned from all positions he held at the Company on February 14, 2006.

(7)          The amount listed in the table for 2005 consists of (a) $78,015 payable to Mr. Day in connection with his resignation from the Company, which is related to his bonus earned in 2005, (b) $22,694 contributed by the Company to Mr. Day’s pension and (c) a car allowance of $13,771. The amounts in 2004 and 2003 consists of (a) $23,694 contributed by the Company to Mr. Day’s pension and (b) a car allowance of $13,771. The amounts in the table for Mr. Day are converted from Great Britain Pounds to U.S. Dollars based on the exchange rate on December 31, 2005.

Aggregated Option Exercises in 2005 and Year-End Option Values

The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2005. In addition, the table sets forth the number of shares covered by unexercised stock options and the value of “in-the-money” stock options held by the Named Executive Officers as of December 31, 2005.

			Number of Shares		Value of Unexercised In-
	Shares	Value	Underlying Unexercised		the-Money Options at
	Acquired on	Realized	Options at 12/31/05		12/31/05($)(2)
Name	Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
William R. Pulver	—	—	580,191	133,333	577,761	570,895
Todd Sloan	—	—	219,792	80,208	435,214	265,536
George Durney	13,500	75,315	76,189	45,311	102,054	137,716
Manish Bhatia	—	—	138,125	46,875	378,143	140,156
David Day	18,527	108,338	20,066	41,875	26,523	99,357

(1)          The value realized represents the difference between the per share closing price of the Company’s Common Stock on the day of exercise and the exercise price of the options, and does not necessarily indicate that the optionee sold such stock at that price, or at all.

(2)          Value is based on $12.33 per share closing price of the Company’s Common Stock on the Nasdaq National Market on December 30, 2005, the last trading date of the fiscal year.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The Company entered into an employment agreement with Mr. Pulver in November 2001. The agreement provided for an initial base salary of $350,000 per year, and a target bonus of $250,000 per year. Mr. Pulver’s base salary is reviewed on an annual basis by the Company’s Compensation Committee, and his current base salary is $381,600. The Company’s Compensation Committee also determines the annual bonus to be paid to Mr. Pulver, and Mr. Pulver’s bonus award for calendar year 2005 was $280,000. Mr. Pulver was also granted an option to purchase 500,000 shares of the Company’s Common Stock in November 2001 with an exercise price equal to the fair market value of the Company’s Common Stock as of the date of grant. If Mr. Pulver is involuntarily terminated from his position with the Company other than for cause or if he resigns as a result of certain specified actions taken by the Company, then (i) he will be entitled to receive additional cash compensation equal to twelve months’ annual salary and the full amount of his targeted annual incentive bonus, as in effect immediately prior to the date of termination, and (ii) his options that would have vested over the twelve month period immediately following the date of termination had Mr. Pulver’s employment not been terminated will immediately vest and remain exercisable for the period prescribed in his stock option agreement covering such options. Mr. Pulver has received additional equity-based compensation awards as a result of the Compensation Committee’s annual review of his performance. Prior to March 2005, these equity-based compensation awards were in the form of stock options. In March 2005, the Board of Directors and the Compensation Committee decided to grant in 2005 restricted stock to the Company’s eligible employees, and Mr. Pulver was subsequently granted an award of 40,000 shares of restricted stock.

The Company entered into an employment agreement with Mr. Sloan in February 2002. The agreement provided for an initial base salary of $250,000 per year, and a target bonus of 45% of annual salary per year. Mr. Sloan’s base salary is reviewed on an annual basis by the Company’s Compensation Committee, and his current base salary is $270,375 and his current target bonus is 50%. The Company’s Compensation Committee also determines the annual bonus to be paid to Mr. Sloan, and Mr. Sloan’s bonus award for calendar year 2005 was $128,750. Mr. Sloan was also granted an option to purchase 150,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value of the Company’s Common Stock as of the date of grant. If Mr. Sloan is involuntarily terminated from his position with the Company other than for cause or if he resigns as a result of certain specified actions taken by the Company, then (i) he will be entitled to receive additional cash compensation equal to twelve months’ annual salary and the full amount of his targeted annual incentive bonus, as in effect immediately prior to the date of termination, and (ii) his options that would have vested over the twelve month period immediately following the date of termination had Mr. Sloan’s employment not been terminated will immediately vest and remain exercisable for the period prescribed in his stock option agreement covering such options. Mr. Sloan has received additional equity-based compensation awards as a result of the Compensation Committee’s annual review of his performance. Prior to March 2005, these equity-based compensation awards were in the form of stock options. In March 2005, the Board of Directors and the Compensation Committee decided to grant in 2005 restricted stock to the Company’s eligible employees, and Mr. Sloan was subsequently granted an award of 30,000 shares of restricted stock.

The Company has entered into severance arrangements with certain other executive officers of the Company. These severance arrangements provide that if the officer is involuntarily terminated from his position with the Company other than for cause or if the officer resigns as a result of certain specified actions taken by the Company, then the officer will be entitled to receive additional cash compensation equal to six months’ annual salary as in effect immediately prior to the date of termination.

The Company’s Amended and Restated 1998 Stock Plan provides that in the event of a change in control of the Company resulting from a merger or sale of substantially all of the Company’s assets, the acquiring corporation may assume or substitute for outstanding awards granted under the plan. However, if the acquiring corporation does not assume or substitute for an outstanding award, each award, including each award issued to an executive officer of the Company, will become fully vested and exercisable prior to the date of the change in control.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee of the Board of Directors are Mr. Dimling, Mr. Kingsbury and Mr. Mercer, none of whom is an officer or employee or former officer or employee of the Company. During 2005, no executive officer of the Company served on the Compensation Committee, or Board of Directors, of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of non-employee members of the Company’s Board of Directors. The Compensation Committee currently consists of Mr. Dimling, Mr. Kingsbury and Mr. Mercer.

Compensation Philosophy

The goals of the Company’s compensation policy are to attract, retain and reward executive officers who contribute to the overall success of the Company by offering compensation that is competitive in the industry and geographic regions in which we operate, to motivate executives to achieve the Company’s business objectives and to align the interests of officers with the long-term interests of stockholders. The Company currently uses salary, bonuses and equity-based compensation awards to meet these goals.

Forms of Compensation

The Company provides its executive officers with a compensation package consisting of base salary, incentive bonuses, equity-based compensation awards and participation in benefit plans generally available to other employees. In making compensation decisions, the Compensation Committee considers individual and Company performance, as well as market information regarding compensation paid by other companies in the Company’s industry.

Base Salary and Benefits.   We provide a base salary and benefits package that is competitive within the industry and geographic regions in which we offer employment. Salaries for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions for individuals of similar education and background to the executive officers being recruited. The Company also gives consideration to the individual’s experience, reputation in his or her industry and expected contributions to the Company. Salaries are generally reviewed annually by the Compensation Committee and are subject to increases based on (i) the Compensation Committee’s determination that the individual’s level of contribution to the Company has increased since his or her salary had last been reviewed and (ii) increases in competitive pay levels. Executive officers are generally eligible to participate in benefit programs that are available to all employees.

Incentive Bonuses.   Bonus payments to officers other than the Chief Executive Officer are determined by the Compensation Committee, in consultation with the Chief Executive Officer. The Chief Executive Officer’s bonus is determined by the Compensation Committee, without participation by the Chief Executive Officer. Bonus payments to the Chief Executive Officer and Chief Financial Officer are based on the Company’s overall financial performance. Bonus payments to other executive officers are based on (i) the Company’s overall financial performance, (ii) the performance of the executive officer’s department and (iii) the achievement of individual performance objectives.

Equity-Based Compensation.   Equity-based compensation awards are provided through the Amended and Restated 1998 Stock Plan.

Prior to March 2005, the Company’s practice was to grant stock options to the Company’s executives (and other eligible employees). The stock option grants to the Company’s executives (and other eligible employees) were based upon each officer’s relative position, responsibilities, historical and expected contributions to the Company, and the officer’s existing stock ownership and previous option grants, with primary weight given to the executive officer’s relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join the Company were based on negotiations with the officer and with reference to historical grants to existing officers. Stock options were typically granted at the market price of the Company’s Common Stock on the date of grant and were subject to four-year vesting, with 25% vesting on the one-year anniversary of the grant and monthly vesting thereafter.

In March 2005, the Compensation Committee and the Board of Directors decided to shift the form of equity-based grants from stock options to restricted shares. This decision was reached following a review of, among other things, the (i) financial impact of shifting from options to restricted stock grants; (ii) the retention goals of the Company, in light of the existing options outstanding and the Company’s past practice; and (iii) the shares available in the Amended and Restated 1998 Stock Plan. With respect to the restricted stock grants in 2005 for non-executive employees, the grants were subject to three-year vesting, with one-third vesting on each anniversary of the grant. With respect to the restricted stock grants in 2005 to executive officers, the shares vest three years following the grant unless the Company achieves key financial goals in which case all or some of the vesting can occur prior to the three-year period.

During the fourth quarter of 2005 and the first quarter of 2006, the Compensation Committee conducted a review of the Company’s overall compensation policies, particularly the Company’s equity-based compensation program. The Compensation Committee retained a leading compensation consulting firm to assist the Compensation Committee in this review. As a result of this review, the Compensation Committee decided to continue the practice adopted in 2005 of granting restricted stock to the Company’s executives and eligible employees. With respect to the 2006 restricted stock grants for non-executive employees, the grants will continue to be subject to three year vesting with one-third vesting on each anniversary of the grant. With respect to the 2006 restricted stock grants for executive officers, the Compensation Committee concluded that the vesting of such grants will be linked solely to the Company’s achievement of key financial goals during the 2006 through 2008 period (except in the event of a change of control of the Company, in which case the grants will become subject to three year vesting).

The Compensation Committee believes that equity ownership, particularly in the case of restricted stock grants that include vesting linked to the Company’s financial performance, is highly motivating for executives, provides a significant incentive for executives to build stockholder value and serves to align the interests of executives with those of stockholders. The Compensation Committee also believes that the shift from monthly vesting to annual (or longer) vesting in equity-based compensation will provide an added incentive for executives and employees to remain with the Company for a longer period of time.

Compensation of Chief Executive Officer

Mr. Pulver’s initial base salary of $350,000 was based on the employment agreement entered into between the Company and Mr. Pulver before his joining the Company in November 2001. In negotiating this employment agreement, the Compensation Committee took into account Mr. Pulver’s background and experience as well as comparable compensation packages offered in the industry. In March 2005, Mr. Pulver’s base salary increased to $360,000 and in March 2006, Mr. Pulver’s base salary increased to $381,600.

In 2005, Mr. Pulver was granted 40,000 shares of restricted stock. In making this restricted stock grant, the Compensation Committee took into account the prior option grants to Mr. Pulver and Mr. Pulver’s past and expected contributions. As noted above, the restricted shares were to vest three years following the grant unless the Company achieves key financial goals in which case all or some of the vesting can occur prior to the three-year period. Based on the Company’s financial performance in 2005, one-third of the restricted shares granted to Mr. Pulver in 2005 vested in March 2006.

The Compensation Committee set Mr. Pulver’s target bonus for 2005 at $280,000. The actual amount of Mr. Pulver’s annual bonus is determined by the Compensation Committee following a review of the Company’s overall financial performance as measured against specified financial targets. Based on the review of 2005 by the Compensation Committee, the bonus paid to Mr. Pulver for 2005 totaled $280,000.

Summary

The Compensation Committee believes that the Company’s compensation policy as practiced to date by the Compensation Committee and the Board of Directors has been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to corporate goals. The Compensation Committee expects the Company’s compensation policy to evolve over time as the Company attempts to achieve the many short-term goals it faces while maintaining its focus on building long-term stockholder value through technological innovation and development and expansion of the market for the Company’s products.

Respectfully Submitted,
John A. Dimling, Chair Arthur F. Kingsbury D. Scott Mercer

AUDIT COMMITTEE REPORT

The members of the Audit Committee during fiscal 2005 were Mr. Mercer, Mr. Kingsbury and Mr. Shelton. Each member of the Audit Committee has been determined to be “independent” as defined under the currently applicable Nasdaq listing standards and the rules and regulations of the SEC. The Audit Committee is a standing committee of the Board of Directors and operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and to issue a report thereon. The independent registered public accounting firm is also responsible for performing an audit of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee has appointed, subject to stockholder ratification, the Company’s independent registered public accounting firm.

During fiscal 2005, at each of its meetings, the Audit Committee met with senior members of the Company’s financial management team and independent registered public accounting firm. The Audit Committee had private sessions with the Company’s independent registered public accounting firm, at which candid discussions of financial management, accounting and internal control issues took place. The Audit Committee and senior members of the Company’s financial management team reviewed the overall scope and plans for the audit with the independent registered public accounting firm. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management provided the Audit Committee with a representation that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, and the representation of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC.

Respectfully Submitted,
Arthur F. Kingsbury
D. Scott Mercer, Chair
Jerrell W. Shelton

PERFORMANCE GRAPH

The following graph demonstrates a comparison of cumulative total stockholder return for holders of the Company’s Common Stock from December 31, 2000 through December 31, 2005, compared with the Nasdaq Composite Index and the Nasdaq Computer Index. The graph assumes that $100 was invested on December 31, 2000 in the Company’s Common Stock and in each index, and that all dividends have been reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance and only reflects the Company’s relative stock price for the period from December 31, 2000 through December 31, 2005.

	Cumulative Total Return
	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005
NETRATINGS, INC.	$100.00	$106.76	$49.01	$77.55	$130.52	$83.95
NASDAQ STOCK MARKET (U.S.) COMPOSITE INDEX	$100.00	$70.75	$51.08	$76.82	$85.44	$96.38
NASDAQ COMPUTER INDEX	$100.00	$53.68	$36.24	$58.82	$61.91	$57.59

CERTAIN TRANSACTIONS

Related Party Transactions with VNU N.V. and its Subsidiaries

VNU

The Company obtains its directors and officers, property, general and workers compensation insurance through VNU. The cost incurred for these services in 2005 was approximately $200,000.

Nielsen Media Research

In August 1999, NetRatings entered into an operating agreement covering its relationship with Nielsen Media Research. Under the operating agreement, NetRatings pays the actual costs of Nielsen Media Research employees who are dedicated to selling NetRatings’ products and services. During the year ended December 31, 2005, this expense totaled approximately $325,000. NetRatings is also charged by Nielsen Media Research for the costs of maintaining its Internet audience measurement panels at the rates Nielsen Media Research charges its own internal divisions. These costs totaled approximately $2,450,000 for the year ended December 31, 2005. In the fourth quarter of 2003, Nielsen Media Research started providing services to recruit and survey respondents for NetRatings’ @Plan service. The cost incurred for these services in 2005 was approximately $2,400,000. In March 2004, NetRatings engaged Nielsen Media Research to provide certain technology hosting services for its U.S. data center operations. The cost incurred for these services in 2005 was approximately $650,000.

In April 2005, Nielsen Media Research and the Company signed a series of agreements pursuant to which the parties have cooperated in the development and operation of a patent licensing program. Under the patent licensing program, the Company has contacted a series of companies in the web analytics and online advertising fields regarding the licensing of a portfolio of patents that are owned or jointly owned (with Nielsen Media Research) by the Company. As part of the patent licensing program, the Company has also initiated a number of patent infringement lawsuits—three of which have been settled. Under each of the three settlements, the Company has licensed certain patents in exchange for license or royalty fees. Pursuant to the agreements between Nielsen Media Research and the Company, the two parties (i) split the fees and expenses relating to the patent licensing program on a 50/50 basis and (ii) split the proceeds from the patent licensing program on a 50/50 basis, subject to contingency payments to the law firm coordinating the patent licensing program.

Nielsen Media Research currently owns approximately 54% of the Company’s Common Stock. Nielsen Media Research is an indirect wholly-owned subsidiary of VNU N.V., which owns approximately 8% of our Common Stock through ACNielsen, another indirect wholly-owned subsidiary.

ACNielsen

Under a services agreement the Company entered into with ACNielsen in May 2002, ACNielsen provides certain back office services for the Company’s international operations. Fees related to these back office services were approximately $900,000 for the year ended December 31, 2005. The Company also leases office space from ACNielsen for some of its international offices. Fees related to leasing this office space were approximately $350,000 for the ended December 31, 2005.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders, acting in their sole discretion, deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope.

THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

of

NETRATINGS, INC.

JUNE 5, 2006

 FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NETRATINGS, INC.

The undersigned hereby appoints William R. Pulver and Todd Sloan proxies and attorney-in-fact, with full power of substitution, to represent the undersigned and to vote all the shares of common stock of NetRatings, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held at the offices of the Company located at 120 West 45th Street, 35th Floor, New York, New York 10036, at 9:00 A.M., Eastern Time, on June 5, 2006 and at any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company, dated April 28, 2006 (the “Proxy Statement”), receipt of which is hereby acknowledged.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES, AND “FOR” PROPOSAL 2. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

By executing this proxy, the undersigned hereby revokes all prior proxies.

(Continued, and to be marked, dated and signed as instructed on the other side)

 FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

					Please mark your votes like this		☒
1. ELECTION OF DIRECTORS:		FOR	WITHHOLD AUTHORITY		FOR	AGAINST	ABSTAIN
(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)		☐	☐	2. TO RATIFY THE APPOINTMENT OF ERNST AND YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.	☐	☐	☐

John A. Dimling	James M. O’Hara				FOR	AGAINST	ABSTAIN
David H. Harkness Arthur F. Kingsbury Thomas A. Mastrelli D. Scott Mercer	William R. Pulver Jerrell W. Shelton Susan D. Whiting			3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature		Signature			Date

NOTE: Please sign as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.